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EXHIBIT 5.1

[Holland & Knight Letterhead]

September             , 2006

Ascent Solar Technologies, Inc.
8120 Shaffer Parkway
Littleton, CO 80127

  Re:
  Ascent Solar Technologies, Inc.
  Registration Statement on Form SB-2, filed August 31, 2006
  (File No. 333-137008), as amended

Ladies and Gentlemen:

        We are acting as counsel to Ascent Solar Technologies, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Company's Registration Statement on Form SB-2 (the "Registration Statement"). The Registration Statement (File No. 333-137008) covers: (a) 290,894 shares of the Company's common stock, $0.0001 par value (the "Common Stock"), issued to certain bridge lenders (the "Bridge Lenders") named in the Registration Statement (the "Bridge Shares"); (b) 290,894 Class A Warrants, each to purchase one share of Common Stock, issued to the Bridge Lenders (the "Class A Warrants"); (c) 581,788 Class B Warrants, each to purchase one share of Common Stock, issued to the Bridge Lenders (the "Class B Warrants"); and (d) 872,682 shares of Common Stock issuable upon exercise of the Class A Warrants and Class B Warrants (the "Warrant Shares"). The Class A Warrants and Class B Warrants (collectively, the "Warrants") are exercisable pursuant to the terms of the Warrant Agreement between the Company and Computershare Trust Company, Inc., dated as of July 14, 2006, and as amended on September 13, 2006 (the "Warrant Agreement").

        In our capacity as such counsel, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Warrants, the Warrant Agreement and such corporate records, documents, certificates and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed. In connection with our opinion expressed below, we have assumed that, at or prior to the time of the delivery of any of the Warrant Shares, there will not have occurred any change in law affecting the validity or enforceability of the Warrants, or of the securities underlying them.

        Based on and subject to the foregoing, and having regard for such legal considerations as we deem relevant, we are of the following opinions:

        1.     The Bridge Shares and Warrants have been validly issued and fully paid and are non-assessable.

        2.     When issued and sold by the Company against payment therefor pursuant to the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

        We are members of the bar of the State of Oregon and are expressing our opinion only as to matters of Oregon law and the corporation law of the of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading "Legal Matters" in the related prospectus.

                      Very truly yours,

                      Holland & Knight LLP

                      /s/ Holland & Knight LLP

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  EXHIBIT 5.1